                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                       PACIFIC GULF PROPERTIES ANNOUNCES
                           SALE OF 270,270 SHARES OF
                           CLASS A SENIOR CUMULATIVE
                          CONVERTIBLE PREFERRED STOCK


NEWPORT BEACH, Calif., April 3, 1997: Pacific Gulf Properties Inc. (NYSE:PAG) announced today that it has completed the sale of 270,270 shares of Class A Senior Cumulative Convertible Preferred Stock to Five Arrows Realty Securities L.L.C. at a price of $18.50 per share. The sale of the Class A Preferred Stock was pursuant to the previously announced agreement between Pacific Gulf and Five Arrows. Under the terms of the agreement, the Company agreed to sell and Five Arrows agreed to purchase a total of 1,351,351 shares of Class A Preferred Stock in up to three separate closings on or prior to December 31, 1997. The transaction announced today is the first of these closings.

The Company expects to use the proceeds to repay outstanding indebtedness on its revolving credit facility and for working capital purposes.

Each share of the Class A Preferred is convertible into one share of Pacific Gulf common stock. Five Arrows is a private fund formed to invest in securities of real estate investment trusts and other property companies. Five Arrows is managed by Rothschild Realty Inc., a member of the Rothschild Group.

As previously announced, the annual dividend per share on the Class A Preferred is (i) $1.70 from the date of issuance until December 31, 1997, and (ii) the greater of $1.70 or 104% of the then-current common stock dividend thereafter. The Company currently pays an annualized dividend of $1.64 per share on its common stock. Additionally, the remaining terms of the Class A Preferred are also as previously announced.

Pacific Gulf Properties Inc., a self-administered and self-managed equity real estate investment trust, owns and operates industrial and multifamily properties in California and the Pacific Northwest.

For additional information, please contact
Donald Herrman, Chief Financial Officer
(714) 721-2700